EXHIBIT 10.2

Management Incentive Plan

(Adopted August 16, 2007)

Objectives of the Plan

The Management Incentive Plan (the Plan) is designed to provide an additional performance incentive to increase the value of our company on a sustained basis in accordance with our operational and strategic objectives.  The Plan will demonstrate to our shareholders that we attach great priority to their interests.  The Plan will:  reward those individuals who significantly impact company results, encourage increased teamwork among all disciplines within the Company and incorporate an incentive program within the overall compensation program to help attract, retain, motivate and appropriately compensate key employees.

Eligibility

All executive officers of the Company and managers as defined by the CEO and approved by the Compensation Committee of the MedicalCV, Inc. Board of Directors.

General Outline of the Plan

At the beginning of each performance period, for each eligible position, the CEO will work with each participant to establish performance measures and award opportunity levels (% of base).  These will be presented to the Board of Directors for approval.

Performance measures will consist of both corporate wide goals and individual goals. Multiple performance goals will be developed for each category.

100% performance is defined as achieving “stretch but achievable” targets meaning that the intent is continuous improvement, not the status quo.

Each goal will contain the following ingredients:

•                  The performance criteria (i.e. what we need to do, i.e. sell the facility)

•                  The performance standards (i.e. sell it for more than $1.5 million)

•                  The performance measures (i.e. measure and report by actual sales price)

These goals shall have a minimum performance standard below which no payments will be made, a target performance level and a maximum performance standard above which no additional payments will be made.  These will be referred to as award opportunity levels.

Corporate performance measures will be the basis for 70% of the total bonus payout.  The remaining 30% of the total bonus payout is based on individual goals.

Period of Measurement

The performance period is one year.

Award Opportunity Levels

For each eligible position a minimum, target, and maximum award opportunity level will be established.  No minimum will be less than 15%, and no maximum will be above 45%.

Time of payment of the plan

All bonuses shall be paid no later than fifty (50) days after the end of the performance period to which the bonus relates.

Form of Payout

Payout will be in the form of cash.

Determination of Bonus Amount

The total dollar value of the bonus for each individual will be calculated as follows:
(corporate achievement level times base salary times 70%) plus (individual achievement level times base salary times 30%).

The total value will then be paid in cash.

Payments in the event of a change in employment

The bonus payout for any participant who becomes a participant after the start of the Plan period or is on a leave of absence for a portion of the Plan period or whose employment with the company is terminated prior to the end of the Plan period because of disability or death will be prorated.

A prorated Bonus will be calculated by multiplying the number of full months during which the participant participated in the Plan during the Plan period. Credit will be given for a full month if the Participant is eligible for 15 or more calendar days during that month.

Participation will conclude upon termination of the Participant’s employment, withdrawal of selection by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, or termination of the Plan by the Company.

Payments in the event of a change in control

If, after a Change in Control, the Company or its successor does not continue or assume the Plan, each Participant shall be entitled to a pro rata share (based on length of service as a Participant during such Plan period prior to the event which triggered this provision) of his or her bonus.

Management rights to modify the plan under certain conditions

At the discretion of the CEO and/or Compensation Committee of the Board, performance criteria are subject to revision based on changes in circumstances including new business direction or extraordinary events.

Management rights to cancel the plan

The Plan will be reviewed by the Compensation Committee on a periodic basis for revisions. The Company reserves the right at its discretion with or without notice, to review, change amend or cancel the Plan, at any time.

Non-assignment or transfer of rights in the plan

Employees may not assign or transfer their rights in the plan.

Management rights to administer and interpret provisions of the plan

Management reserves the right to administer and interpret provisions of the plan.

Miscellaneous

The granting of a bonus to a Participant shall not confer on any Participant any right to continuing employment by the Company or to receive a bonus for any subsequent Plan Period or to receive benefits under any other compensation or benefit plan of the Company.

Stock Options

Company stock options will be granted only upon overall evaluations of employee performance by management and the recommendation of the CEO to the Compensation Committee.  Stock options will be granted at the discretion of the Compensation Committee with MedicalCV Board approval at fiscal year end.